Exhibit 11


                          ULTICOM, INC. AND SUBSIDIARY
                 Statement re Computation of Per Share Earnings
                                   (Unaudited)
                      (In thousands, except per share data)


                                                           Three months ended
                                                          April 30,    April 30,
                                                             2000        2001

Basic earnings per share:

     Net income                                            $   961     $ 4,144
                                                           =======     =======

Weighted average number of outstanding common shares        34,100      40,565
                                                           =======     =======

Basic earnings per share                                   $   .03     $   .10
                                                           =======     =======


Diluted earnings per share:

     Net income                                            $   961     $ 4,144
                                                           =======     =======


Weighted average number of outstanding common shares        34,100      40,565
Additional shares assuming exercise of stock options         2,320       3,032
                                                           -------     -------

Weighted average number of outstanding common shares
     assuming full dilution                                 36,420      43,597
                                                           =======     =======

Diluted earnings per share                                 $   .03     $   .10
                                                           =======     =======





                              Page 16 of 16 Pages